SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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Filed by a Party other than the Registrant    [x]

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         14a-6(e)(2))
[  ]     Definitive Proxy Statement
[X ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section 240.14a-12

                               VISX, Incorporated

                (Name of Registrant as Specified In Its Charter)

        Carl C. Icahn, Barberry Corp. and High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


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Keith Meister will deliver the attached  speech at the VISX Annual  Meeting on May 23, 2003. This speech may also be issued to the media.

Good Morning

     My name is Keith Meister and I serve as a Senior Investment Analyst for companies affiliated with Carl Icahn. Carl Icahn is the largest shareholder of VISX common stock. Mr. Icahn owns over 6 million shares representing in excess of 11% of the shares outstanding. I am here today as Mr. Icahn's nominee to the Board of Directors. Thank you for the forum.

     As you may know, this winter Carl Icahn approached VISX management and asked that they include an Icahn nominee on this year 's slate of seven directors. I repeat, one nominee to a board of at least seven.

     Ms. Davila, VISX's CEO, said no, and began to use company funds, shareholder's money, to defend against an 11% shareholder (the Company's largest) having proportionate board representation.

     By way of background, Mr. Icahn began buying stock in VISX during the summer of 2000, and has held his shares for over two-and-a-half years. Mr. Icahn invested well over $100 million in the company, $100 million of his own money. And today he simply seeks one board seat for his nominee.

     Why did he buy the stock in 2000? For all the reasons that still hold true today: VISX is a great company, with innovative industry-leading technology, a great business model with tremendous operating leverage, an market-leading installed customer base, strong patents and revolutionary new technology that management believes will receive FDA approval in June.

     During the time that Mr. Icahn has held his stock, VISX shareholders have not fared well. Meanwhile, management has been enriched. Today, over 8 million options representing approximately 14% of the company, have been granted to employees. Specifically, almost 2 million options have been granted to Ms. Davila. Upon Ms. Davila's promotion from president to CEO, she was granted 800,000 options. During management's recent visit with Institutional Shareholder Services (ISS) to solicit support for their slate of directors, ISS deemed this grant to Ms. Davila to be excessive.

     We are deeply gratified that ISS deemed this option grant to be excessive. Hopefully, in the future, this board will remember that fact when considering management compensation.

     More importantly, we are here today because we believe that VISX ultimately needs to be sold to a larger health-care or technology company with consumer marketing experience and know-how in order for VISX shareholders to maximize their return. In our opinion, we believe that such an organization will enable laser vision correction surgery to gain awareness, acceptance and increased mainstream support, and thus drive procedure volumes.

     Specifically,   today,  as  VISX  is  on  the  precipice  of  technological innovation with its CustomVue product, we believe cash flows could soar. Assuming procedure fees increase from $100 to $200 and initial procedure conversions of up to 50% occur, as management has indicated, VISX's cash flows should increase significantly. All this would occur despite continued stagnant procedure volumes of around 1 million.

     When we bought our stock in 2000, it was anticipated that LVC procedure volume would reach 2, 3, 4 million a year by this point. With the new technology in hand, we believe a larger health-care company with marketing know-how and experience can finally capitalize on this promise of mainstream consumer adoption for laser vision correction. As this occurs, VISX cash flows would increase further.

     We are pleased by management's recent concession to implement a "chewable pill". This pill, although not a perfect solution, allows a cash bidder willing to pay at least the current market price for VISX stock to acquire that stock without triggering the poison pill, so long as at least half of the shareholders tender, unless holders of a majority of the VISX shares elect to keep the pill in place.

     We believe that the adoption of this feature was made in response to our proxy contests and represents a real victory for shareholder interests. While this concession likely gained ISS's support for management and insured their victory in this proxy solicitation, we still believe that this is a step in the right direction and we believe that potential bidders will be encouraged by the existence of this provision.

     We still firmly believe that shareholders are best served when large shareholders have representation on boards of directors. Nonetheless, as a result of this proxy contest, VISX shareholders are in a better position today than they were three months ago. In addition to the "chewable pill", management and the board have been warned that the institutional shareholder community will not longer sit quietly and allow excessive compensation at the highest levels of corporations while shareholders suffer.

     VISX is a great company with leading technology and a proven business model. Yet, we believe that having a shareholder representative on the board of VISX will help promote potential tender offers and other M&A activity that will ultimately yield the highest return for VISX's shareholders. As such, we urge you to vote for us today.

     Finally, Mr. Icahn has asked that I pass along his view that it is a sad commentary on United States corporations in general, and on VISX in particular, that only in the context of an arduous proxy battle was the adoption of the "chewable pill" feature implemented. Mr. Icahn believes that it should not take a proxy contest for shareholders to secure from entrenched management something that should always be within their own absolute control, the right to decide for themselves whether to accept a tender offer for any and all of their stock. He is pleased that we were able to obtain this victory at VISX. In the future, Mr. Icahn intends to continue to object to poison pills and other devices that he believes limit shareholder rights and he will seek to cause other companies to implement a "chewable pill" provision in their poison pills. He urges other large shareholders to do the same.

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     Shareholders  of VISX are advised to read the  definitive  proxy  statement
Filed by Mr. Icahn's affiliates in connection with their solicitation of Proxies from VISX shareholders. Shareholders of VISX and other interested parties may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Mr. Icahn and his affiliates with the SEC, at the SEC's Internet website at www.sec.gov. The definitive proxy statement was also mailed to shareholders.